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                                                                     EXHIBIT 5.1



                              November 17, 1998




The Chubb Corporation
15 Mountain View Road
Warren, NJ 07061-1615

     Re;  Registration Statement on Form S-3
          The Chubb Corporation Producer Stock Incentive Program


Gentlemen:

    We have acted as special New Jersey counsel to The Chubb Corporation, a New Jersey corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") relating to the offer and sale of up to 1,000,000 shares of the Company's common stock, $1.00 par value (the "Shares"), issuable pursuant to The Chubb Corporation Producer Stock Incentive Program.

    For purposes of this opinion, we have examined originals or copies, certified or otherwise, identified to our satisfaction, of the Registration Statement, together with exhibits filed as a part thereof, and all such other documents, records, certificates, including certificates of public officials, and other instruments as we have deemed necessary or appropriate.

    Based upon the foregoing, we are of the opinion that:

    1. The Company has been duly incorporated and is validly existing under the laws of the State of New Jersey.

    2. The Shares have been duly authorized and, when sold in the manner and for the consideration described in the Registration Statement, will be validly issued, fully paid and non-assessable.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein. By giving the foregoing consent, we do not admit that we are persons whose consent is required under Section 7 of the Act.


                                                Very truly yours,


                                                /s/ Shanley & Fisher, P.C.